Exhibit 10.23

225 Franklin Street, 26th Floor

Boston, MA 02110

December 13, 2024

Thomas Bures

***

***

Re:	Separation Agreement

Dear Tom:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Pieris Pharmaceuticals, Inc. (the “Company”). Provision of the Separation Benefits described below is contingent on your agreement to and compliance with the terms of this Agreement. As more fully explained in Section 9 below, you may take up to forty-five (45) calendar days following the Separation Date (as defined below) to review and sign this Agreement. Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement by and between you and the Company effective October 7, 2021 (the “Employment Agreement”). This Agreement shall become effective on the eighth (8th) day following the date that you sign it (the “Effective Date”).

1.    Separation of Employment.

a.    Your employment with the Company will end effective December 13, 2024 (the “Separation Date”).

b.    From and after the Separation Date, you shall have no authority to and shall not represent yourself or perform services as an employee or agent of the Company. Effective as of the Separation Date, you shall be deemed to have resigned from all positions with Company and its affiliates. You shall promptly execute any additional documentation as Company may request to reflect such terminations and/or resignations. As of the Separation Date, all salary payments from the Company shall cease and any benefits you currently have under Company-provided benefit plans, programs, or practices shall terminate, except as required by federal or state law or as otherwise set forth herein. The Company shall provide you with all wages owed through the Separation Date in accordance with applicable law and shall pay all normal and reasonable business expenses that you have incurred or shall incur in the ordinary course through the Separation Date. Receipts for any outstanding business expenses shall be submitted within ten (10) calendar days of the Separation Date.

2.    Separation Benefits. In exchange for the mutual promises and covenants set forth in this Agreement, including but not limited to your release of claims in Section 8, the Company agrees to provide you with the following (collectively, the “Separation Benefits”):

a.    Cash Severance. Payment in an amount equal to (i) twelve (12) months of your Base Salary in effect as of the Separation Date plus (ii) your full Target Bonus Amount (“Separation Pay”). Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the Effective Date of this Agreement or if you are subject to Section 409A the date set forth in Section 4(b)(iii) of the Employment Agreement (provided, that if the Review Period, as defined below, crosses a calendar year, then the Separation Benefits shall be paid on the next practicable payroll date in the second calendar year).

b.    Equity Awards. Each outstanding equity award, including, without limitation, each stock option held by you shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions shall immediately lapse. Any stock option agreements executed by you are expressly incorporated by reference herein and shall survive the signing of this Agreement. Your options must be exercised within three (3) months of the Separation Date.

c.    Continued Healthcare. If you timely and properly elect to receive continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents, less the amount of your monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the Effective Date of this Agreement through the earlier of (i) the last day of the twelve (12) full calendar months following the Effective Date of this Agreement and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). You shall notify the Company immediately if you become covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, you may, if eligible, elect to continue healthcare coverage at your expense in accordance the provisions of COBRA or other applicable law.

3.    Acknowledgment. You acknowledge that except for the benefits provided in this Agreement, your final wages, and any properly incurred but not yet reimbursed business expenses (each of which shall be paid or reimbursed, as the case may be, in accordance with the Company’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, equity, stock, stock options, paid time off, or any other form of compensation or benefit.

4.    Healthcare. By law, and regardless of whether you sign this Agreement, you shall have the right to continue your medical and dental insurance pursuant to the provisions of COBRA. The COBRA qualifying event shall be deemed to have occurred on the Separation Date. You will be issued a separate notice more specifically describing your COBRA rights (as well as COBRA election forms) under separate cover.

5.    Unemployment Benefits. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits shall be made by the appropriate state agency pursuant to applicable state law. The Company agrees that it shall not contest any claim for unemployment benefits by you. The Company, of course, shall not be required to falsify any information.

6.    Cooperation. You agree that you shall provide objectively reasonable assistance to the Company in connection with any matter or event relating to your employment or events that occurred during your employment including in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and their officers and employees. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall notify the Company’s legal department at legal@pieris.com within three (3) business days. You shall be reimbursed for any reasonable costs and expenses approved in advance by the Company and incurred in connection with providing such cooperation under this Section. This Section 6 does not apply to inquiries or requests that you may receive from the Equal Employment Opportunity Commission or a state or local equivalent, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”), or any other U.S. federal, state or local governmental agency or commission (each a “Government Agency”). A breach of this Section 6 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Separation Benefits provided to you under Section 2 of this Agreement.

7.    Your Additional Covenants. You expressly acknowledge and agree to the following:

a.    Covenants Agreement. You reaffirm and will adhere to the terms and conditions of the restrictive covenant provisions of your Employment Agreement, including, but not limited to, Section 4(a) of the Employment Agreement, the terms of which are incorporated herein and shall survive the signing of this Agreement. Without limiting the applicability of such agreement following the Separation Date, you shall not disclose any Company trade secrets or confidential and proprietary information, and shall abide by all common law and statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and confidential and proprietary information.

b.    Return of Property. You shall promptly return to the Company all Company documents (and any copies thereof), equipment, and property, and you shall abide by any and all common law and statutory obligations relating to protection of the Company’s trade secrets and confidential and proprietary information.

c.    Confidentiality. All information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person; provided that disclosure may be made to an immediate family member, legal counsel or financial advisor who agrees to be bound by these confidentiality obligations; and further provided that nothing shall restrict you from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so. You further understand and agree that your obligations under this Section 7(c) shall include disclosures on or through all Media. “Media” means, without limitation, social media (e.g. Twitter, Facebook, Instagram, LinkedIn) or written or digital publications of any kind, including on job review sites (e.g. Glassdoor) as well as any broadcast, podcast, audio, video, electronic or Internet format or any other digital, verbal, or written medium, whether directly or indirectly by you, including anonymously or through a third party.

d.    Non-Disparagement. You agree that you will not make any maliciously untrue statements (including on or through any Media) that (i) are made with knowledge of their falsity or with reckless disregard for their truth or falsity; and (ii) are professionally or personally disparaging about, or adverse to, the Company or the interests of the Company, including any statements that disparage the Company’s management, finances, financial condition, operations, capability or any other aspect of the Company’s business, and further, that you will not engage in any conduct that could reasonably be expected to harm professionally or personally the reputation of the Company; provided that nothing herein shall restrict you from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so.

e.    Material Breach. A breach of any provision of this Section 7 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Separation Benefits provided to you under Section 2 of this Agreement.

f.    Limitation. Notwithstanding the foregoing, nothing in this Section 7 prohibits or otherwise restricts you from (i) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a Government Agency, including without limitation, with respect to any unfair labor practice charge; (ii) making any disclosures mandated by state or federal law, or participating in an investigation with a Government Agency, or providing documents or information to a Government Agency, if requested by the agency to do so; (iii) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled; (iv) discussing or disclosing information about unlawful acts in or related to the workplace including, but not limited to, discrimination, harassment, sexual assault, and retaliation, wage and hour violations, conduct that is against a clear mandate of public policy, or any other conduct that the you have reason to believe is unlawful; (v) disclosing the existence of a settlement agreement relating to any conduct outlined in Section 7(f)(iv); (vi) engaging in protected activities under Section 7 of the National Labor Relations Act (“NLRA”), including filing unfair labor practice charges, assisting Company employees in filing unfair labor practice charges, discussing the improvement of terms and conditions of employment (including regarding the terms of this Agreement) with former and current Company employees or union representatives or other third parties for the purpose of engaging in concerted activity under Section 7 of the NLRA; or (vii) making any necessary disclosures as otherwise permitted or required by law.

8.    Your Release of Claims.

a.    Release. You hereby agree that by signing this Agreement and accepting the Separation Benefits and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

i.

Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Rehabilitation Act, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, and any similar Massachusetts, Puerto Rico or other state or federal statute.

1          For the purposes of this Section 8, the parties agree that the term “Company” shall include Pieris Pharmaceuticals, Inc., its divisions, affiliates, parents and subsidiaries, and any of its and their respective officers, directors, shareholders, employees, consultants, contractors, attorneys, agents, successors and assigns.

ii.

Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, Massachusetts Parental Leave Act, Massachusetts Earned Sick Time Law, the Massachusetts Paid Family and Medical Leave Act, the Disability Discrimination Act (Law No. 44 of July 2, 1985, as amended) the Unjust Dismissal Act (Law No. 80 of May 30, 1976, as amended) the Anti-Discrimination Act (Law 100 of June 30, 1959, as amended) the Working Hours and Days Act (Law No. 379 of May 15, 1948, as amended) the Minimum Wage Act (Law No. 96 of June 26, 1956, as amended), the Discrimination in Employment on Account of Sex Act (Law No. 69 of July 6, 1985) the Sexual Harassment Act (Law No. 17 of April 22, 1988) the Christmas Bonus Act (Law No. 148 of June 30, 1969) Article 1802 of the Puerto Rico Civil Code, any Puerto Rico administrative law or regulation dealing with fair employment practices and/or wage and hour laws, Puerto Rico’s overtime, and related wage and hour penalty statutes and any similar Massachusetts, Puerto Rico or other state or federal statute. Please note that this Section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act and the Massachusetts Minimum Fair Wages Act.

iii.

Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

iv.

Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to violation of public policy or any other form of retaliation or wrongful termination, under any federal or any similar Massachusetts, Puerto Rico or other state or federal statute.

v.

Claims under any Company employment, compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement, including, without limitation the Employment Agreement (including, any claim for Good Reason thereunder).

vi.	Any other Claim arising under any other state or federal law.

b.    No Actions. You represent that, as of the date that you execute this Agreement, you have not: (i) filed any action, complaint, charge, grievance or arbitration against the Company; (ii) encouraged any individual to file any action, complaint, charge, grievance or arbitration against the Company; (iii) received information from any individual that such individual intends to file or to threaten to file an action, complaint, charge, grievance or arbitration against the Company; or (iv) provided any information to any individual to aid such individual in filing or in threatening to file an action, complaint, charge, grievance or arbitration against the Company.

c.    Release Exclusions. Notwithstanding the foregoing, this Section 8 does not: (i) waive or release the Company from any obligation expressly set forth in this Agreement; (ii) waive or release the Company from any obligation which as a matter of law cannot be released (including without limitation, any other workers’ compensation Claims based on any alleged willfulness, malice or intentional conduct by the Company which are released by this Agreement); (iii) prohibit or restrict you from filing, or limit your ability to file, a charge or complaint with a Government Agency; (iv) prohibit or restrict you from participating in an investigation or proceeding by a Government Agency, communicating with a Government Agency, or providing information or documents to a Government Agency; or (v) prohibit you from challenging or seeking a determination in good faith of the validity of this release or waiver under applicable state or federal law, or impose any condition precedent, penalty, or costs for doing so unless specifically authorized by state or federal law. Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with a Government Agency, except those which, as a matter of law, cannot be released.

d.    Acknowledgment. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Benefits being provided to you under the terms of this Agreement. You further agree that should you breach this Section 8, the Company, in addition to any other legal or equitable remedy available to the Company, shall be entitled to recover the Separation Benefits previously provided to you pursuant to Section 2 hereof.

9.    Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you are encouraged and have the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and the OWBPA, the Company also is providing you with forty-five (45) calendar days (the “Review Period”) following the Separation Date in which to consider and accept the terms of this Agreement by signing below and returning it to Tom Bures at bures@pieris.com with a copy sent to the Company’s legal department at legal@pieris.com. You agree that any modifications, material or otherwise, made to this Agreement do not and shall not restart or affect in any manner whatsoever, the original Review Period. Additionally, in the Appendix, you are being provided with certain additional information required by the ADEA and the OWBPA, including the job titles and ages of other employees in your decisional unit who were, or were not, separated from employment and offered a separation agreement. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Tom Bures, 225 Franklin St, 26th Fl, Boston, MA 02110.

10.    Taxes and Withholdings. The Separation Pay provided under this Agreement shall be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit under this Agreement, including but not limited to consequences related to Section 409A of the Code.

11.    Opportunity to Disclose. You acknowledge that you have been provided the opportunity to advise the Company as to any concerns regarding its financial statements, SEC filings and other public disclosures or any other matters, and have confirmed to the Company that you have no such concerns.

12.    Modification; Waiver; Severability. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

13.    Choice of Law and Venue; Jury Waiver. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.

14.    Entire Agreement. You acknowledge and agree that this Agreement, together with Sections 4 though 11 of the Employment Agreement, the Equity Plan, and Stock Option Agreements, expressly incorporated herein by reference and stated as surviving the signing of this Agreement, supersede any and all prior or contemporaneous oral and written agreements between you and the Company, and set forth the entire agreement between you and the Company.

15.    Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

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This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me. If the Company does not receive your acceptance within forty-five (45) calendar days of the Separation Date, the Agreement shall terminate and be of no further force or effect. Please do not sign before the Separation Date.

Sincerely,

PIERIS PHARMACEUTICALS, INC.

By:
Name:

Dated:	December 13, 2024

Agreed and Acknowledged:

/s/ Thomas Bures
Thomas Bures

Dated:	December 13, 2024

APPENDIX

Personnel Affected by Reduction and Eligible for Separation Pay

As stated in your Separation Agreement, this appendix is designed to provide you with additional information regarding the ages and job titles of employees in whose jobs were, or were not, impacted by the present reduction in personnel at the Company.

In order to provide you with a full overview of this reduction, below please find a list showing the age and job title for each employee whose job was reviewed pursuant to the reduction. When reviewing the list below, please note the following additional information, which is designed to help you best understand the data being provided:

●	The decisional unit was all U.S. employees.
●	Employees whose jobs are impacted by the reduction (i.e., employees who are subject to layoff) have a “Yes” after their information.
●	Employees whose jobs are impacted by the reduction have been offered severance pay in exchange for the execution of a waiver of claims as described in their separation agreement.
●	The employment decisions were based on factors such as resource allocation and strategic realignment.

Title	Age	Impacted
Acting General Counsel	[#]	Yes
President and Chief Executive Officer	[#]	Yes
Senior Vice President and Chief Financial Officer	[#]	Yes

We appreciate the sensitive nature of this information. We are obligated by federal law, however, to provide you with such information so that you can better evaluate our offer of separation terms. Accordingly, we ask you that you, in turn, also respect the sensitive and confidential nature of the information provided.